Exhibit 10.1

AMENDMENT NO. 1 TO
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made and entered into effective as of April 12, 2017, by and among TECHNICAL CONSUMER PRODUCTS, INC., a Delaware corporation (“TCP”), TECHNICAL CONSUMER PRODUCTS CANADA, INC., an Ontario corporation (“TCP Canada” and, together with TCP, the “Borrowers” and each a “Borrower”), BOWMAN LAMPS, LLC, an Ohio limited liability company (the “Subsidiary Guarantor,” and together with the Borrowers, the “Loan Parties”), the financial institutions which are a party to the Credit Agreement referred to below (collectively, the “Lenders” and each, individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as agent for Lenders (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS
WHEREAS, the Borrowers, the Subsidiary Guarantor, the Lenders and the Agent are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of September 29, 2016 (the “Credit Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Credit Agreement;
WHEREAS, an Event of Default has occurred and is continuing under the Credit Agreement as a result of Borrowers’ failure to comply with Section 9.7 of the Credit Agreement (Annual Financial Statements) for the fiscal year ending December 31, 2015 (the “Specified Events of Default”);
WHEREAS, the Loan Parties have requested and Agent and Lenders have agreed to waive the Specified Events of Default and amend certain provisions of the Credit Agreement; and
WHEREAS, the Loan Parties signatory hereto are entering into this Amendment with the understanding and agreement that, except as expressly provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE I
WAIVER OF THE SPECIFIED EVENTS OF DEFAULT

1.Upon execution of this Amendment by all parties hereto, Agent and Lenders hereby waive the Specified Events of Default; provided, however that such waiver shall in no way constitute a waiver of any other Default or Event of Default which may have occurred but which is not specifically referenced as the Specified Events of Default, nor shall such waiver obligate Agent or Lenders to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar), including any further Default or Event of Default resulting from a failure to comply with the terms of the Credit Agreement. Other than in respect of the Specified Events of Default, the waiver herein shall not preclude the future exercise of any right, power, or privilege available to Agent or Lenders whether under the Credit Agreement, the Other Documents or otherwise. Agent and Lenders have not been advised by the Loan Parties of the existence of any Default or Events of Default other than the Specified Events of Default. Agent and Lenders have no actual knowledge, as of the date of this Amendment, of the existence of any Default or Events of Default other than the Specified Events of Default.

ARTICLE II
AMENDMENTS

1.Amendments to Section 1.2.
a.Section 1.2 of the Credit Agreement is hereby amended by adding the following definitions in their respective proper alphabetical order:

“Applicable Margin” for Revolving Advances shall mean, as of the February 1, 2017, the applicable percentage specified below:

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
Less than 1.25 to 1.00	4.50%	5.50%
Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	4.25%	5.25%
Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	4.00%	5.00%
Greater than or equal to 1.75 to 1.00	3.75%	4.75%

Thereafter, if there exists no Default or Event of Default, effective as of the first Business Day of the month following receipt by Agent of the final annual financial statements of Borrowers for the fiscal years ending December 31, 2015 and December 31, 2016 required under Section 9.7, and thereafter upon receipt of the financial statements of Borrowers required under Section 9.8 for any fiscal quarter end (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set for below corresponding to the Fixed Charge Coverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”); provided, however, to the extent any such adjustment would result in a reduction in the then Applicable Margin, such adjustment shall be made only if the requisite level in the table below has been met for at least two consecutive fiscal quarters:

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
Less than 1.25 to 1.00	2.50%	3.50%
Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	2.25%	3.25%
Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	2.00%	3.00%
Greater than or equal to 1.75 to 1.00	1.75%	2.75%

If any Borrower shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of any Borrower or for any other reason, the Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Change of Control” shall mean (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting Equity Interests of Holdings; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) any merger or consolidation of or with a Borrower or sale of all or substantially all of the property or assets of a Borrower; or (d) any change in the Chief Executive Officer, Chief Financial Officer, President, or individual exercising similar functions and duties of Holdings or a Borrower without express approval from Agent in Agent’s sole discretion.

2.Amendment to Section 9.7.

a.Section 9.7 of the Credit Agreement is hereby amended and restated as follows:

9.7.    Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrowers and Holdings, final financial statements of each Borrower on a consolidated basis including but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, and reported upon without qualification (as to Holdings or Borrowers, as the case may be) by an independent certified public accounting firm selected by Borrowers or Holdings, as the case may be, and satisfactory to Agent (the “Accountants”); provided, however, that with respect to the fiscal years ending December 31, 2015 and December 31, 2016, such financial statements shall be furnished to Agent no later than October 31, 2017. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that, in connection with their audit, either no information came to their attention which to their knowledge caused them to believe that any Borrower had failed to comply with any of the terms, covenants, provisions, or conditions of any of Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 or, if such information came to their attention, specifying such information. In addition, the Borrowers shall deliver a Compliance Certificate along with such reports and final statements.
ARTICLE III
CONDITIONS PRECEDENT; POST-CLOSING COVENANT

1.Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Effective Date”):

a.Agent shall have received the following, each in form and substance satisfactory to Agent and its legal counsel:

i.this Amendment duly executed by the Loan Parties and Agent; and
ii.such other documents as may be reasonably requested by Agent.

b.Except for the Specified Events of Default, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default, after giving effect to the Amendment, will result from the execution, delivery or performance of this Amendment.

c.Since December 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.

d.Borrowers shall have paid all accrued and unpaid fees and expenses of the Lenders and Agent as required by Section 15.9 of the Credit Agreement (including, without limitation, the reasonable fees and expenses of outside counsel).

e.All corporate and other proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory in form and substance to the Agent and its legal counsel.

ARTICLE IV
RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

1.Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the Other Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the Other Documents are ratified and confirmed and shall continue in full force and effect. Each Loan Party, Agent and the Lenders agree that the Credit Agreement and the Other Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

2.Representations and Warranties. Each Loan Party hereby represents and warrants to the Lenders and Agent that, after giving effect to the waiver of the Specified Events of Default and the amendments set forth in this Amendment, (a) the execution, delivery and performance of this Amendment and any and all other documents executed and/or delivered in connection herewith have been authorized by all requisite corporate or limited liability company action on the part of such Loan Party and will not violate the certificate of incorporation, bylaws or applicable organization or governing documents of such Loan Party; (b) the signatories executing this Amendment and any certificate or other document or instrument to be delivered pursuant hereto by or on behalf of such Loan Party are authorized to execute this Amendment and each other document executed in connection herewith; (c) the representations and warranties contained herein shall be true and correct in all material respects as of the date hereof and, after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the Other Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; (d) after giving effect to this Amendment, except for the Specified Events of Default no Default or Event of Default under the Credit Agreement has occurred and is continuing; and (e) no Loan Party has amended its certificate of incorporation, bylaws or applicable organization or governing documents other than such amendments which have been delivered to the Lenders and Agent.

3.Nonwaiver. Subject to Section 1.01 of this Amendment, the execution, delivery, performance and effectiveness of this Amendment shall not, operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of the Agent or any of the Lenders under the Credit Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other documentation executed in connection therewith. Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Credit Agreement.

4.Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby

5.Claims and Defenses. As of the date of this Amendment, no Loan Party has any defenses, claims, counterclaims or setoffs with respect to the Credit Agreement or its Obligations thereunder or with respect to any actions of the Agent or any Lender or any of its officers, directors, shareholders, employees, agents or attorneys, and each Loan Party irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs with respect to causes of action existing as of the date hereof and releases the Agent and each of the Lenders and each of their respective officers, directors, shareholders, employees, agents and attorneys from the same.

ARTICLE V
MISCELLANEOUS PROVISIONS

1.Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement and the Other Documents as amended by this Amendment shall survive the execution and delivery of this Amendment and the Other Documents and no investigation by the Lenders or Agent shall affect the representations and warranties or the right of the Lenders or Agent to rely upon them.

2.Reference to Credit Agreement. Each of the Credit Agreement and the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement and such Other Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

3.Successors and Assigns. This Amendment shall constitute an Other Document and is binding upon and shall inure to the benefit of the Lenders, Agent and each Loan Party and their respective successors and permitted assigns, except that the Loan Parties may not assign or transfer any of their rights or obligations permitted hereunder without the prior written consent of Agent and each Lender.

4.Governing Law. THIS AMENDMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAW WHICH WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

5.Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be equally effective as delivery of a manually executed counterpart of this Amendment.

7.Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

8.Further Assurances. The Loan Parties shall execute and deliver to Lenders and Agent from time to time such supplemental agreements, documents, statements, assignments, transfers, or such other instruments as the Required Lenders and Agent may reasonably request, in order that the full intent of the Credit Agreement and this Amendment may be carried into effect.

9.Final Agreement. THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT IN ACCORDANCE WITH SECTION 15.2 OF THE CREDIT AGREEMENT.

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074658.13016/7262749v.6
074658.13016/105269680v.2

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first above written.

TECHNICAL CONSUMER PRODUCTS, INC.

By:    /s/ Zachary Guzy
Name:    Zachary Guzy
Title:    CFO
BOWMAN LAMPS, LLC

By:    /s/ Zachary Guzy
Name:    Zachary Guzy
Title:    CFO
TECHNICAL CONSUMER PRODUCTS CANADA, INC.

By:    /s/ Zachary Guzy
Name:    Zachary Guzy
Title:    CFO

Signature Page to Amendment No. 1 to Amended and Restated Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By:    /s/ Dean Newman
Name:    Dean Newman
Title:    Vice President

Commitment Percentage: 100%

Signature Page to Amendment No. 1 to Amended and Restated Revolving Credit and Security Agreement